Exhibit 99.1

Contact:	Walter Parks
Chief Operating Officer
bebe stores, inc.
(415) 715-3900

bebe stores, inc.

Announces Third Quarter Earnings of $0.09 per share

BRISBANE, CALIF. – May 1, 2008 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the third quarter ended April 5, 2008.

Net sales for the thirteen week period ended April 5, 2008 were $151.7 million versus $154.4 million reported for the fourteen week period ended April 7, 2007, which included approximately $10 million in sales due to the additional week in fiscal 2007.  Excluding sales from the additional week in fiscal 2007, sales increased 4.7% compared to the corresponding thirteen week period in the prior year.  Same store sales for the thirteen week period ended April 5, 2008 decreased 7.6% compared to a decrease of 0.4% for the thirteen week period in the prior year.

Gross margin as a percentage of net sales decreased to 43.8% in the third quarter of fiscal 2008, compared to 45.3% in the third quarter of fiscal 2007.  The decrease in gross margin as a percentage of net sales from the prior year of 1.5% was primarily due to unfavorable occupancy partially offset by higher merchandise margin. In addition, gross margin in the third quarter of fiscal 2007 included substantial raw material reserve reversals.

SG&A expenses for the third quarter of fiscal 2008 were $59.0 million, or 38.9% of net sales, compared to $54.1 million, or 35.1% of net sales for the same period of the prior year.  The increase in SG&A expenses as a percent of sales is primarily due to higher total compensation expense, advertising expense and the recording of an impairment charge of $773,000 for three underperforming store locations.

Operating income for the third quarter of fiscal 2008 was $7.3 million or 4.9% of net sales, compared to $15.7 million or 10.2% of net sales for the same period of the prior year.

The effective tax rate for the third quarter of fiscal 2008 decreased to 33.6% from 35.9% in the third quarter of fiscal 2007 primarily due to an increase in tax free interest income as a percent of total pretax income and an increase in our allowable domestic manufacturing deduction during the current year.

Net income for the third quarter is $8.3 million compared to $12.9 million for the same period in the prior year.  Diluted earnings per share for the third quarter is $0.09 compared to $0.14 per share in the prior year. Before the impairment charge of $773,000 related to the three underperforming stores, diluted earnings per share and net earnings would have been $0.10 and $8.9 million, respectively. The prior year earnings per share included approximately $0.02 per share related to the additional week in fiscal 2007.

Net sales for the year-to-date period ended April 5, 2008 were $516.1 million, up 1.6% from $508.2 million for the year-to-date period ended April 7, 2007.  Fiscal 2007 includes an additional week of sales due to the 53rd week in fiscal 2007. Same store sales for the year-to-date period ended April 5, 2008 decreased 8.3% compared to an increase of 5.9% in the prior year.  Due to the 53rd week in fiscal 2007, same store sales exclude the additional week from fiscal January 2007.

Net income for the year-to-date period ended April 5, 2008 is $47.1 million compared to $57.6 million in the prior year.  Diluted earnings per share for the year-to-date period ended April 5, 2008 is $0.51 compared to $0.61 per share in the prior year.

As of April 5, 2008, we had cash and investments totaling approximately $355 million of which approximately $271 million were invested in auction rate securities (“ARS”). Due to the recent failures of these auctions we are in the process of evaluating the proper classification and amount of any potential impairment charge. Because our ARS are comprised of federally insured student loan backed securities and insured municipal and education authority bonds we believe the impairment to be temporary. Therefore we anticipate recording an unrealized loss in the other comprehensive income component of shareholders’ equity in our third quarter 10-Q filing.

During the quarter ended April 5, 2008, the Company opened four stores, including three bebe stores and one BEBE SPORT store, closed four bebe stores, where leases had expired and not renewed, and expanded one existing bebe store resulting in total square footage growth of 1%.

For the year-to-date period the Company’s capital expenditures were approximately $27 million and depreciation expense was approximately $16.6 million.

For the fourth quarter of fiscal 2008, the Company anticipates comparable store sales will be consistent with the prior two quarters and earnings per share will be in the range of $0.15 to $0.19 per share based on 90 million diluted weighted average shares outstanding, which reflect the reduction of 5 million shares repurchased in the first fiscal quarter, versus $0.21 per share based on 95 million diluted weighted average shares outstanding in the fourth quarter of fiscal 2007. The Company is currently anticipating an effective tax rate of 35.0% for the fourth quarter of fiscal 2008.

For the fourth quarter of fiscal 2008, the Company is currently planning finished goods inventory to be down on a per square foot basis compared to the fourth quarter of fiscal 2007 in the low to mid-single digit range.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss second quarter results.  Interested parties are invited to listen to the conference by calling (888) 889-5848.  A replay of the call will be available for approximately one week by calling (866) 393-0872.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, COLLECTION bebe, BEBE SPORT, bbsp and bebe O brand names. bebe currently operates 291 stores, of which 208 are bebe stores, 20 are bebe outlet stores, 62 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	April 5,	April 7,
	2008	2007
Assets

Cash and equivalents	$83,458	$50,600
Inventories, net	44,624	43,504
Property and equipment, net	126,243	107,925
Marketable securities	271,075	313,146
Total assets	$592,896	$575,023

Liabilities and Shareholders’ Equity

Total current liabilities	$62,915	$59,789
Total liabilities	111,023	98,792
Total shareholders’ equity	481,873	476,231
Total liabilities and shareholders’ equity	$592,896	$575,023

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the quarter ended				For the Year-to-Date Ended
	April 5, 2008%		April 7, 2007%		April 5, 2008%		April 7, 2007%

Net sales	$151,729	100.0%	$154,354	100.0%	$516,140	100.0%	$508,215	100.0%
Cost of sales, including production and occupancy	85,385	56.2	84,502	54.7	279,282	54.1	264,731	52.1

Gross margin	66,344	43.8	69,852	45.3	236,858	45.9	243,484	47.9
Selling, general and administrative expenses	59,002	38.9	54,126	35.1	177,937	34.5	163,365	32.1

Operating income	7,342	4.9	15,726	10.2	58,921	11.4	80,119	15.8
Interest and other income, net	5,225	3.4	4,430	2.9	12,979	2.5	10,099	2.0

Income before income taxes	12,567	8.3	20,156	13.1	71,900	13.9	90,218	17.8
Income tax provision	4,219	2.8	7,228	4.7	24,805	4.8	32,591	6.5

Net earnings	$8,348	5.5%	$12,928	8.4%	$47,095	9.1%	$57,627	11.3%

Basic earnings per share	$0.09		$0.14		$0.52		$0.62
Diluted earnings per share	$0.09		$0.14		$0.51		$0.61

Basic weighted average shares outstanding	88,833		93,069		90,077		92,638
Diluted weighted average shares outstanding	90,115		94,989		91,473		94,914

Number of stores open at beginning of period	290		258		273		242
Number of stores opened during period	4		6		21		22
Number of stores closed during period	4		5		4		5
Number of stores open at end of period	290		259		290		259

Number of stores expanded/relocated during period(*)	1		3		3		7

Total square footage at end of period (000’s)	1,060		942		1,060		942

* Expanded/Relocated stores are excluded from comparable store sales for the first year following expansion/relocation.

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